EXECUTION COPY

CREDIT AGREEMENT

dated as of

November 10, 2005

among

U-HAUL LEASING& SALES CO.,

U-HAUL CO. OF ARIZONA,

and

U-HAUL INTERNATIONAL, INC.,

as Borrowers

U-HAUL INTERNATIONAL, INC.,

as Servicer/Manager, Guarantor and Custodian

and

MERRILL LYNCH COMMERCIAL FINANCE CORP.,
as Lender

(New Truck Term Loan Facility)

ARTICLE I
Definitions
Section 1.01. Defined Terms, 1
Section 1.02. Terms Generally, 14
Section 1.03. Accounting Terms; GAAP, 14

ARTICLE II
The Loans
Section 2.01. Commitments, 14
Section 2.02. The Note, 15
Section 2.03. Making the Loans, 15
Section 2.04. Repayment of Loans; Evidence of Debt, 16

ARTICLE III
SECURITY
Section 3.01. Security Interest, 16
Section 3.02. Release of Collateral, 17

ARTICLE IV
SERVICING AND MAINTENANCE
Section 4.01. Servicer/Manager; Monthly Settlement Report, 17
Section 4.02. Custody of Vehicle Files, 18
Section 4.03.Maintenance, 20

ARTICLE V
FEES, INTEREST, ACCOUNTS, PAYMENTS, ETC.
Section 5.01. Fees and Expenses, 20
Section 5.02. Interest on the Loans, 20
Section 5.03. Collections and Cash Flows, 21
Section 5.04. Payments to be Made, 22
Section 5.05. Optional Prepayments, 23
Section 5.06. [Reserved], 23
Section 5.07. Illegality; Substituted Interest Rate, etc, 23
Section 5.08. Payments of Principal; Mandatory Prepayments, 24
Section 5.09. Increased Costs, 24
Section 5.10. Taxes, 25

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01. Organization; Powers, 26
Section 6.02. Authorization; Enforceability, 26
Section 6.03. Governmental Approvals; No Conflicts, 26
Section 6.04. Financial Condition; No Material Adverse Change, 27
Section 6.05. Properties; Liens and Licenses, 27
Section 6.06. Litigation Matters, 27
Section 6.07. Compliance with Laws and Agreements, 28
Section 6.08. Investment and Holding Company Status, 28
Section 6.09. Taxes, 28
Section 6.10. ERISA, 28
Section 6.11. Disclosure, 28
Section 6.12. The Collateral, 29
Section 6.13. Liens on the Collateral, 29
Section 6.14. Eligible Vehicle Collateral, 29
Section 6.15. Insurance, 29
Section 6.16. Labor Matters, 29
Section 6.17. Security Documents, 30
Section 6.18. Margin Regulations, 30

ARTICLE VII
CONDITIONS
Section 7.01. Effective Date, 30
Section 7.02. Each Loan, 32

ARTICLE VIII
AFFIRMATIVE COVENANTS
Section 8.01. Financial Statements and Other Information, 33
Section 8.02. Notices of Material Events, 34
Section 8.03. Information Regarding Collateral, 34
Section 8.04. Existence; Conduct of Business, 35
Section 8.05. Payment of Obligations, 35
Section 8.06. Maintenance of Properties and Fleet Owner Cash Flow, 35
Section 8.07. Insurance, 35

Section 8.08. Books and Records; Inspection Rights, 36
Section 8.09. Compliance with Laws and Agreements, 36
Section 8.10. Use of Proceeds, 36
Section 8.11. Further Assurances, 36
Section 8.12. Casualty, 36
Section 8.13. Interest Rate Protection, 37

ARTICLE IX
NEGATIVE COVENANTS
Section 9.01. Change in Control, 37
Section 9.02. Use of Collateral, 37
Section 9.03. Negative Pledge, 37
Section 9.04. Limitations on Fundamental Changes, 37

ARTICLE X
EVENTS OF DEFAULT
Section 10.01. Events of Default, 38
Section 10.02. Consequences of an Event of Default, 40

ARTICLE XI
ACCELERATED AMORTIZATION
Section 11.01. Consequences of Accelerated Amortization Event, 40

ARTICLE XII
MISCELLANEOUS
Section 12.01. Notices, 41
Section 12.02. Waivers; Amendments, 41
Section 12.03. Expenses; Indemnity; Damage Waiver, 42
Section 12.04. Successors and Assigns, 43
Section 12.05. Survival, 44
Section 12.06. Counterparts; Integration; Effectiveness, 44
Section 12.07. Severability, 45
Section 12.08. Right of Setoff, 45
Section 12.09. Governing Law; Jurisdiction; Consent to Service of Process, 45
Section 12.10. WAIVER OF JURY TRIAL, 46
Section 12.11. Headings, 46
Section 12.12. Confidentiality, 46

Section 12.13.Joint and Several Liability of the Borrowers47

SCHEDULES:

Schedule 6.04 - Liabilities
Schedule 6.15 - Insurance

EXHIBITS:
Exhibit A Form of Assignment and Acceptance
Exhibit B Form of Guarantee Agreement
Exhibit C Form of Borrowing Request
Exhibit D Form of Borrowing Base Certificate
Exhibit E Form of Monthly Settlement Report
Exhibit F Form of Note
Exhibit G Pool Amortization Schedule
Exhibit H [Reserved]
Exhibit I Form of Dealership Contract
Exhibit J Form of Rental Company Contract
Exhibit K Wire Instructions

ANNEXES

Annex I Eligibility Requirements

CREDIT AGREEMENT, dated as of November 10, 2005, (the "Agreement") among U-HAUL LEASING & SALES CO., a Nevada corporation, as a Borrower, U-HAUL CO. OF ARIZONA, an Arizona corporation, as a Borrower, U-HAUL INTERNATIONAL, INC., a Nevada corporation, as a Borrower, as Servicer/Manager and as Guarantor, and MERRILL LYNCH COMMERCIAL FINANCE CORP., as Lender.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"Accelerated Amortization Event" means the Fleet Owner Cash Flow Ratio, at any time after the end of the 12th month following the end of the Drawdown Period, equals or exceeds 4.0.

"Adjusted LIBO Rate" means, with respect to any Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Advance Rate" means, on any date of determination and for each Monthly Pool, the rate specified in Exhibit G hereto.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Aged Truck Facility Agreement" means the Credit Agreement dated as of June 28, 2005 among U-Haul Leasing & Sales Co., U-Haul Co. of Arizona, and U-Haul International, Inc., as Borrowers, U-Haul International, Inc., as Servicer/Manager and Guarantor and Merrill Lynch Commercial Finance Corp., as Lender.

"AMERCO" means AMERCO, a Nevada corporation.

"Assignment and Acceptance" means an assignment and acceptance entered into by the Lender and an assignee (with the consent of the Borrowers and the Lender if required by Section 12.04), and accepted by the Lender, in the form of Exhibit A or any other form approved by the Lender.

"Black Book" means the National Auto Research Black Book Guide published by Hearst Corporation from time to time.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrowers" means, collectively, jointly and severally, U-Haul Leasing & Sales Co., a Nevada corporation, U-Haul Co. of Arizona, an Arizona corporation and U-Haul International, Inc., a Nevada corporation.

"Borrowing Base" means, on any date of determination and for each Monthly Pool, the aggregate Vehicle Facility Value of all Eligible Vehicle Collateral in such Monthly Pool as of such date; provided, if an Accelerated Amortization Event has occurred and is continuing, the Borrowing Base will be the lesser of (i) the product of (x) 80% and (y) the aggregate Black Book Value of the Eligible Vehicle Collateral in such Monthly Pool, or (ii) the Vehicle Facility Value; provided, further, the Borrowing Base for any Monthly Pool shall be zero at the earliest to occur of (i) the end of the 72nd month following initial funding of such Monthly Pool or (ii) the Termination Date.

"Borrowing Base Deficiency" means, as of any date and with respect to any Loan, the amount, if any, by which the outstanding principal amount of such Loan exceeds the Borrowing Base of the related Monthly Pool.

"Borrowing Request" means a request by the Borrowers for a Loan in accordance with Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Lender.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, Reno, Nevada or Phoenix, Arizona are authorized or required by law to remain closed.

"Certificate of Title" means a certificate of title of a Vehicle issued in paper form by the relevant governmental department or agency in the jurisdiction in which the Vehicle is registered, or a record maintained by such governmental department or agency in the form of information stored in electronic media; provided, that to the extent that a certificate of title in paper form or such record stored on electronic media has not been issued or is not being maintained, the application (or copy thereof) for the foregoing.

"Change in Control" means (a) any "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, that becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50%, or more, of the Capital Stock of any of the Borrowers having the right to vote for the election of members of the Board of Directors or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or, for purposes of Section 5.09(b), by any lending office of the Lender or by the Lender’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Closing Date" means November 10, 2005.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" has the meaning set forth in the Security Agreement.

"Collection Account" means the account established with the Collection Account Bank in the name of UHI, subject to the Collection Account Control Agreement and bearing account No. 707355301.

"Collection Account Bank" means JPMorgan Chase Bank, N.A. and its successors, or another depositary institution mutually acceptable to the Lender and the Borrowers.

"Collection Account Control Agreement" means that certain blocked account control agreement (shifting control), dated as of November 10, 2005, among the Collection Account Bank, UHI and the Lender relating to the Collection Account.

"Collection Sub-Account" means a sub-account of the Collection Account bearing account No. 707355319 at the Collection Sub-Account Bank in the name of the Lender, within the sole dominion and control of the Lender.

"Collection Sub-Account Bank" means JPMorgan Chase Bank, N.A., and its successors, or another depository institution acceptable to the Lender.

"Collection Sub-Account Control Agreement" means that certain blocked account control agreement (automatic sweep/frozen account), dated as of November 10, 2005 among the Collection Account Bank, UHI and the Lender, relating to the Collection Sub-Account.

"Collection Sub-Account Deposit" means for any Deposit Date or Loan Date, the deposit to be made by UHI into the Collection Sub-Account pursuant to Section 5.03 (c), consisting of:

(a) with respect to a deposit on a Deposit Date relating to the Payment Date next following such Deposit Date, an amount equal to the sum of (i) the Targeted Principal, if any, required to be paid on such Payment Date, (ii) all interest, fees and expenses due to be paid on such Payment Date with respect to the related Interest Period and (iii) all other Obligations due and payable on or prior to such Payment Date; and
(b) with respect to a deposit on a Loan Date, an amount equal to the sum of (i) the additional amount monthly Targeted Principal, if any, required to be paid on the Payment Date next following the date of such Loan, and (ii) all additional interest, fees and expenses due to be paid on such Payment Date with respect to the related Interest Period and (iii) any other additional Obligations on or prior to such Payment Date, in each case as a result of such new Loan.

"Collection Sub-Account Failure" means the failure of UHI to make the required Collection Sub-Account Deposit by any Deposit Date or Loan Date, as applicable (or, if unrestricted funds are already on deposit in the Collection Sub-Account, the failure of UHI to deposit an amount sufficient such that the unrestricted funds on deposit in the Collection Sub-Account by such Deposit Date or Loan Date, as applicable, is at least equal to the required Collection Sub-Account Deposit), which failure shall continue unremedied for one Business Day.

"Commitment" means, the commitment, of the Lender to make Loans hereunder up to the Facility Commitment Amount.

"Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with a Loan Party within the meaning of Section 4001 of ERISA or is a part of a group which includes a Loan Party and which is treated as a single employer under Section 414(b) or (c) of the Code or, for the purposes of the Code, Section 414(m) or (o) of the Code.

"Concentration Account" means the account established with the Concentration Account Bank in the name of UHI bearing account No. 42-4903.

"Concentration Account Bank" means JPMorgan Chase Bank, N.A., and its successors, or another depositary institution mutually acceptable to the Lender and the Servicer/Manager.

"Continuing Directors" means the directors of AMERCO on the Closing Date and each other director of AMERCO, if such other director’s nomination for election to the Board of Directors of AMERCO is recommended by a majority of the then Continuing Directors.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Custodian" means the Servicer/Manager in its capacity as custodian pursuant to Section 4.02.

"Daily Collection Account Deposit Amount" means, on any Business Day, an amount equal to the product of (i) a fraction, the numerator of which is 1 and the denominator of which is 22, and (ii) an amount equal to the Fleet Owner Cash Flows for the previous calendar month.

"Dealership Contract" means a U-Haul dealership contract between a subsidiary of UHI, on one hand, and a named U-Haul dealer, on the other, substantially in the form attached as Exhibit I hereto, as the same may be updated from time to time by the Borrowers.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Deposit Date" means, with respect to each Payment Date, the 11th calendar day of the preceding month, or if such day is not a Business Day, the next Business Day immediately following such calendar day.

"Dollars" or "$" means the lawful money of the United States of America.

"Drawdown Period" shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) June 30, 2006; (ii) the date on which the aggregate principal amount of Loans made hereunder from time to time equals the Facility Commitment Amount; or (iii) the Termination Date on which an Event of Default has occurred.

"Effective Date" means the date on which the conditions specified in Section 7.01 are satisfied (or waived in accordance with Section 12.02).

"Eligible Vehicle Collateral" means, as of any date, a Vehicle pledged to the Lender under the Security Agreement as to which the conditions set forth on Annex I are satisfied as of such date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan of any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" has the meaning assigned to such term in Section 10.01.

"Facility" means the committed loan facility offered by the Lender to the Borrowers pursuant to this Agreement.

"Facility Commitment Amount" means $150,000,000.

"Financial Officer" means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

"Fleet Owner Agreement" means the Fleet Owner Contract - Rental Trucks, dated as of June 23, 2005, between U-Haul Leasing & Sales Co., as fleet owner, and UHI, as amended from time to time.

"Fleet Owner Cash Flow" means, for any calendar month, the amounts payable to U-Haul Leasing & Sales Co. with respect to such calendar month pursuant to the Fleet Owner Agreement, which amount shall be the gross rental revenue collected from Eligible Vehicle Collateral during such month, plus all damage waiver amounts collected with respect to the Eligible Vehicle Collateral during such month, plus all payments collected with respect to a Warranty payment on the Eligible Vehicle Collateral during such month minus all dealer and marketing company commissions, licensing fees, maintenance costs, insurance expenses and other adjustments under the Dealership Contracts related to such Eligible Vehicle Collateral paid during such month.

"Fleet Owner Cash Flow Determination Date" means, with respect to any Fleet Owner Cash Flows collected during any calendar month, the third Friday of the next succeeding calendar month, or if such day is not a Business Day, then the next succeeding Business Day.

"Fleet Owner Cash Flow Ratio" means at any time, the ratio obtained by dividing (i) the aggregate amount of Outstanding Loans by (ii) Fleet Owner Cash Flow for the immediately preceding twelve-month period.

"GAAP" means, subject to Section 1.03, generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantee Agreement" means the Guarantee made by UHI in favor of the Lender, in the form of Exhibit B.

"Hedge" has the meaning specified in Section 7.01(m).

"Hybrid Facility Agreement" means the Amended and Restated Credit Agreement, dated as of June 8, 2005, among MLCFC, as lender, AMERCO Real Estate Company, AMERCO Real Estate Company of Texas, Inc., AMERCO Real Estate Company of Alabama, Inc., and U-Haul Co. of Florida, Inc., as borrowers, and UHI, as guarantor together with any security agreement guarantee or other agreement delivered pursuant to the terms thereof.

"Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (only to the extent of the fair market value of such asset if such Indebtedness has not been assumed by such Person), (iv) all Guarantees of such Person, (v) all capitalized lease obligations of such Person and (vi) all obligations of such Person as an account party in respect of letters of credit and similar instruments issued for the account of such Person; provided, however, that any debt obligations incurred in connection with the Hybrid Facility Agreement and the Aged Truck Facility Agreement shall not be considered Indebtedness.

"Indemnitee" has the meaning set forth in Section 12.03(b).

"Interest Period" means with respect to any Loan and Payment Date, in the case of (i) the first Payment Date for such Loan, the period from and including the related Loan Date to but excluding such first Payment Date and (ii) any other Payment Date, the period from and including each Payment Date to but excluding the next ensuing Payment Date; provided, however, that the initial Interest Period shall be the period from and including the Closing Date to but excluding the first Payment Date.

"Interest Rate" means, with respect to any Loan and any Interest Period, subject to Sections 5.07 and 11.01, a rate (in each case computed on the basis of the actual number of days elapsed, but assuming a 360-day year) equal to (a) from the Closing Date through the initial twelve months following the end of Drawdown Period or any date on which the conditions specified in clause (b) are not satisfied, LIBOR plus 1.75% or (b) at any time after the twelfth month following the end of the Drawdown Period, LIBOR plus 1.50% provided the following conditions are satisfied:

(i) the Fleet Owner Cash Flow Ratio is less than 2.5;

(ii) EBITDA of AMERCO for the preceding twelve calendar months as reported to the Lender and in a form satisfactory to the Lender is at least $300,000,000; and

(iii) net income before preferred stock dividends of AMERCO for the preceding twelve calendar months (based upon the most recent audited annual or quarterly financial statements of AMERCO on file with the Securities and Exchange Commission) is at least $60 million;

provided, that if an Accelerated Amortization Event has occurred and is continuing, the Interest Rate will be increased by 1.00% per annum; provided further, that if an Event of Default has occurred and is continuing, the Interest Rate will be increased by 2.00% per annum.

"Lender" means MLCFC, together with its successor and any assigns.

"LIBOR" means, with respect to each Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) for Dollar deposits in London with a duration of one month, at or about 8:00 a.m. on the related LIBOR Determination Date as such rate is specified on Bloomberg Money Markets Page 28, or, if such page ceases to display such information, then such other page as may replace it on that service for the purpose of display of such information, or, if such service ceases to display such information, then on Telerate Page 3750. If such rate cannot be determined, then LIBOR means, with respect to such Rate Period, the arithmetic mean of the rates of interest (rounded upwards, if necessary, to the nearest 1/100th of 1%) offered to two prime banks in the London interbank market (selected by the Lender) of Dollar deposits with a duration of one month at or about 8:00 a.m. on the related LIBOR Determination Date.

"LIBOR Business Day" means a Business Day on which trading in Dollars is conducted by and between banks in the London interbank market.

"LIBOR Determination Date" means, with respect to any Interest Period, the second LIBOR Business Day prior to the first day of such Interest Period.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan" means an advance made to the Borrowers by the Lender pursuant to this Agreement.

"Loan Date" means any date on which a Loan is made to the Borrowers by the Lender pursuant to this Agreement.

"Loan Documents" means this Agreement, the Note, the Guarantee Agreement, the Collection Account Control Agreement, the Collection Sub-Account Control Agreement, the Security Documents, the Aged Truck Facility Agreement and the Hybrid Facility Agreement.

"Loan Parties" means the Guarantor, the Servicer/Manager and the Borrowers.

"Margin Stock" has the meaning set forth in Regulation U of the Board.

"Material Adverse Change" means a material adverse change in the business, operations or condition, financial or otherwise, taken as a whole, of the Borrowers or AMERCO.

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations or performance of the Borrowers, (b) the ability of any Borrower or any other Loan Party to perform any of its obligations under any Loan Document, (c) the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document or (d) the Collateral or the first priority perfected security interest of the Lender in the Collateral.

"MLCFC" means Merrill Lynch Commercial Finance Corp., a Delaware corporation.

"Monthly Pool" means a pool of Eligible Vehicle Collateral designated by the Servicer/Manager as belonging to a specified pool and segregated by month of acquisition for the purpose of financing such pool with the proceeds of a single Loan hereunder.

"Monthly Settlement Report" means a report substantially in the form set forth on Exhibit E.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Proceeds" means, with respect to any casualty or condemnation event, (a) the cash proceeds received in respect of such event including (i) in the case of a casualty, insurance proceeds, and (ii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of all reasonable fees and out-of-pocket expenses paid by the Borrowers to third parties (other than Affiliates) in connection with such event.

"Note" means the Note, dated the Closing Date, executed by the Borrowers, payable to the order of the Lender, in the maximum principal amount of the Facility Commitment Amount, in substantially the form of Exhibit F.

"Obligations" means all obligations secured under the Loan Documents.

"Outstanding Loans" means, as of any date, the unpaid principal amount of all Loans outstanding hereunder on such date, after giving effect to all repayments of Loans and the making of new Loans on such date.

"Participant" has the meaning set forth in Section 12.04(e).

"Payment Date" means the 10th calendar day of each month, or if such day is not a Business Day, the next Business Day immediately following such calendar day, commencing with the first such date to occur in January 2006.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Encumbrances" means:

(a)    Liens imposed by law for taxes, assessments, governmental charges or similar claims that are not yet due or are being contested in compliance with Section 8.05;

(b)    statutory or common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other similar Liens, arising in the ordinary course of business and securing obligations that are not yet delinquent or are being contested in compliance with Section 8.05;

(c)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)    Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature, in each case in the ordinary course of business, and a bank’s unexercised right of set-off with respect to deposits made in the ordinary course;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 10.01;

(f)    interests of lessees under leases or subleases granted by the Borrowers as lessor that do not materially interfere with the ordinary course of business of the Borrowers;

(g)    interests of licensees under licenses or sublicenses granted by the Borrowers as licensor that do not materially interfere with the ordinary course of business of the Borrowers;

(h)    interests of the lender in the Collateral under the Aged Truck Facility Agreement, provided any such interest shall be subordinate to the interests in the Collateral granted to the Lender hereunder.

(i)    any interest or title of a lessor in any property subject to any capital or operating lease otherwise not entered into in violation of the Loan Documents or in any property not constituting Collateral; and

(j)    any interest or title of a licensor in any property subject to any license otherwise not entered into in violation of the Loan Documents.

"Permitted Holder" means Edward J. Shoen, Mark V. Shoen, James P. Shoen and their Family Members, and their Family Trusts. As used in this definition, "Family Member" means, with respect to any individual, the spouse and lineal descendants (including children and grandchildren by adoption) of such individual, the spouses of each such lineal descendants, and the lineal descendants of such Persons; and "Family Trusts" means, with respect to any individual, any trusts, limited partnerships or other entities established for the primary benefit of, the executor or administrator of the estate of, or other legal representative of, such individual.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means at a particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which a Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum published from time to time in the "Money Rates" column (or any successor column) of The Wall Street Journal as the prime rate or, if such rate shall cease to be so published or is not available for any reason, the rate of interest publicly announced from time to time by any "money center" bank based in New York City selected by the Administrative Agent for the purpose of quoting such rate, provided such commercial bank has a combined capital and surplus and undivided profits of not less than $500,000,000. Each change in the Prime Rate shall be effective from and including the date such change is published.

"Purchase Order" means an approved purchase order of the Borrower which shall specifically identify the Vehicles being financed pursuant to the terms hereof.

"Records Location List" has the meaning set forth in Section 4.02(c).

"Rental Company Contract" means an agreement between UHI, on the one hand, and a regional marketing and administrative company Affiliate, on the other, substantially in the form attached as Exhibit J hereto, as the same may be updated from time to time by the Borrowers.

"Requirement of Law" means, as to any Person, any law, statute, rule, treaty, regulation or determination of an arbitrator, court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties may be bound or affected.

"Security Agreement" means the Security Agreement, dated as of November 10, 2005, by and between the Borrowers and the Lender.

"Security Documents" means the Security Agreement, the Collection Account Control Agreement, the Collection Sub-Account Control Agreement and each financing statement, Certificate of Title, pledge, endorsement or other document or instrument delivered in connection therewith.

"Servicer/Manager" shall mean UHI.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender (if subject to regulation by the Board) is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Targeted Principal" means, with respect to any Deposit Date, an amount equal to the sum, for each Monthly Pool, the difference, if any, between the outstanding principal amount of the Loan funding such Monthly Pool on such Deposit Date and the Borrowing Base of such Monthly Pool as of the related Payment Date, without giving effect to any amounts in the Sub-Account; provided, however, that upon the occurrence of an Event of Default, the Targeted Principal shall equal the principal balance of the Outstanding Loans.

"Taxes" means with respect to any Person any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority excluding, such taxes (including income or franchise taxes) as are imposed on or measured by such Person’s net income.

"Termination Date" means the earliest to occur of (i) 72 months from the most recent Monthly Pool Funding or (ii)  the occurrence of an Event of Default.

"Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

"UCC" means the Uniform Commercial Code as in effect in the State of New York as of the date hereof.

"UHI" means U-Haul International, Inc., a Nevada corporation.

"Vehicle" means a motor vehicle owned by one of the Borrowers and constituting part of the Borrowers’ fleet of rental assets.

"Vehicle Cost" means the sum of (i) the acquisition cost to U-Haul Leasing & Sales Co. directly incurred in the purchase and assembly of the Eligible Vehicle Collateral as evidenced by one or more Purchase Orders submitted by Borrowers to Lender and (ii) any other costs directly incurred by Borrowers in the assembly of Eligible Vehicle Collateral; provided, that if a Vehicle is determined by the Servicer/Manager to be lost, stolen or destroyed in accordance with its usual and customary servicing practices, then the Vehicle Cost of such Vehicle shall be deemed to be zero; provided, further, that if the date on which a Vehicle is allocated to a Monthly Pool is more than 60 days after the date on which such Vehicle was completed, the Vehicle Cost of such Vehicle shall be an amount mutually agreed upon by the Borrowers and Lender.

"Vehicle Facility Value" means, on any date of determination, for any Eligible Vehicle Collateral or any Monthly Pool of Eligible Vehicle Collateral, the product of (i) the applicable Advance Rate for such date and such Monthly Pool, and (ii) the Vehicle Cost of such Vehicle or such Monthly Pool.

"Vehicle Files" means, with respect to each Vehicle, (i) the original Certificate of Title (or an original or certified copy of the application for a Certificate of Title) and all related documents retained on file by the Servicer/Manager, in accordance with its usual and customary business practices, evidencing the ownership of the Vehicle and, from and after the date required pursuant to clause (vi) of Annex I hereto, the Lien of the Lender; and (ii) any and all other documents that either of the Servicer/Manager or the Borrowers shall retain on file, in accordance with its usual and customary practices, relating to the Vehicle; provided, that to the extent consistent with its usual and customary practices, any of the foregoing items may, in lieu of a written document, be evidenced by a record or records consisting of information stored as a record on an electronic medium which is reproducible in perceivable form.

"Vehicle Schedule" means the schedule of Vehicles pledged to the Lender pursuant to the Security Agreement, as the same may be updated from time to time by each Borrowing Base Certificate provided by the Borrowers to the Lender.

"Warranty" means any warranty with respect to any Vehicle or any component parts thereof, whether from the dealer, seller or manufacturer of such Vehicle or any third party warranty provider, relating to the merchantability of such Vehicle or parts or the life or performance of such Vehicle or parts and all available remedies thereunder, including payment, replacement, repair, substitution or other remedies.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, licenses and intellectual property.

Section 1.03.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with any covenant set forth in Article VIII or Article IX, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrowers' audited financial statements referred to in Section 8.01. If any change in accounting principles from those used in the preparation of the audited financial statements referred to in Section 8.01 hereafter occasioned by the promulgation of any rule, regulation, pronouncement or opinion by or required by the Financial Accounting Standards Board (or successors thereto or agencies with similar functions) would result in a change in the method of calculation of financial covenants, standards or terms found in Article I, Article VIII or Article IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating AMERCO’s financial condition will be the same after such change as if such change had not been made; provided, however, the parties hereto agree to construe all terms of an accounting or financial nature in accordance with GAAP as in effect prior to any such change in accounting principles until the parties hereto have ended the applicable provisions of this Agreement.

ARTICLE II

The Loans

Section 2.01.    Commitments. Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrowers during the Drawdown Period from time to time during the term of this Agreement in an aggregate principal amount not exceeding the Facility Commitment Amount. Each Loan will be related to a Monthly Pool and Loan Date pursuant to this Agreement. No Loan shall be made (i) on a day other than a Business Day, (ii) in an amount which would cause the Outstanding Loans to exceed the aggregate amount of the Facility Commitment Amount as of the proposed Loan Date, (iii) in an amount that would result in a Borrowing Base Deficiency or (iv) if the conditions precedent set forth in Section 7.02 have not been satisfied or waived. All Loans may be borrowed and repaid in accordance with the terms of this Agreement. All Loans shall be full recourse to the Borrowers, jointly and severally.

Section 2.02.    The Note.

(a)    The Borrowers hereby, jointly and severally, unconditionally promise to repay all Obligations outstanding hereunder when due. The obligation of the Borrowers to repay the Loans shall be evidenced by the Note. The Lender shall (i) record on its books the date and amount of each Loan to the Borrowers hereunder and (ii) prior to any transfer of the Note, endorse such information on the schedule attached to the Note or any continuation thereof. The failure of the Lender to make any such recordation shall not affect the obligations of the Borrowers hereunder or under the Note.

(b)    The outstanding principal amount of the Loans shall be payable as set forth in Article V. The Borrowers shall pay interest on the outstanding principal amount of each Loan from the date each such Loan is made until the principal amount thereof is paid in full at the rates and pursuant to the terms set forth in Article V. The Borrowers shall pay the various fees and expenses set forth in, and pursuant to the terms of, Article V.

Section 2.03.    Making the Loans.

(a)    To request a Loan, the Borrowers shall deliver to the Lender a completed Borrowing Request, together with a Borrowing Base Certificate calculating the Borrowing Base for the Monthly Pool requested to be funded by such Loan and all other Monthly Pools as of the prior Business Day not later than 3:00 p.m., New York City time, two (2) Business Days before the date of the proposed Loan; provided that the Borrowers may make not more than one (1) request for a Loan in any single calendar month. Each such Borrowing Request shall be irrevocable and shall be delivered by telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrowers.

(b)    Each requested Loan shall relate to a single Monthly Pool, and shall be in an initial aggregate principal amount that is an integral multiple of $100,000 and not less than the lesser of (i) $25,000,000 and (ii) the difference between (x) the Facility Commitment Amount and (y) the sum of the initial principal balances for all Outstanding Loans; provided that in no event shall any loan be in an initial aggregate principal amount of less than $10,000,000.

(c)    The Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to an account of the Borrowers designated by the Borrowers in the applicable Borrowing Request.

Section 2.04.    Repayment of Loans; Evidence of Debt.

(a)    The Borrowers, jointly and severally, hereby unconditionally promise to pay to the Lender the then unpaid principal amount of each Loan as provided in Section 5.08. Any outstanding principal of, or accrued and unpaid interest on any Loans shall be due and payable in full on the Payment Date occurring in the 72nd month following the month in which such Loan was made.

(b)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lender resulting from each Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c)    The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers hereunder and (iii) the amount of any sum received by the Lender hereunder.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

ARTICLE III

SECURITY

Section 3.01.    Security Interest. Pursuant to and under the Security Agreement, the Borrowers, shall (as and to the extent provided in the applicable Security Document) pledge and grant to the Lender, and its successors, indorsees, transferees and assigns, as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all or a portion of the Obligations (as specified in the applicable Security Document), a security interest in and assignment of all of the Borrowers’ right, title and interest in, to and under (but none of its obligations under) the Collateral described in the applicable Security Document, whether (with respect to amounts on deposit in the Collection Account or the Collection Sub-Account, and any "Receivables" or "Proceeds" comprising Collateral (each as defined in the Security Agreement) now existing or hereafter arising by the Borrowers and wherever located, all proceeds thereof and any other collateral described therein. The foregoing assignment does not constitute and is not intended to result in a creation or an assumption by the Lender of any obligation of the Borrowers or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i)  the Servicer/Manager shall perform its services, duties and obligations with respect to the Collateral to the extent set forth in Article IV to the same extent as if this Agreement had not been executed, (ii) the exercise by the Lender, of any of its rights in, to or under the Collateral shall not release the Servicer/Manager from any of its duties or obligations relating to the Collateral and (iii) the Lender shall not have any obligations or liability under the Collateral by reason of this Agreement, or be obligated to perform any of the obligations or duties of the Servicer/Manager thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 3.02.    Release of Collateral.

(a)  Except as otherwise set forth in the Security Agreement, the Liens created by the Security Agreement in favor of the Lender, with respect to the Collateral shall terminate (i) with respect to any Collateral released pursuant to Section 3.02(c), upon receipt by the Lender of the certificate required by such Section, and (ii) with respect to all of the Collateral upon (A) payment in full of the Loans and all other Obligations due hereunder and (B) termination of the Facility.

(b)  Upon the release of Collateral as set forth in Section 3.02(a), upon the request of, and at the expense of the Borrowers, the Lender shall execute and file such releases or assignments of financing statements or, UCC termination statements and other documents and instruments as may be reasonably requested by the Borrowers to effectuate release of the Collateral. The Lender will not have legal title to any part of the released Collateral on and will have no further interest in or rights with respect to such Collateral.

(c) If no Accelerated Amortization Event, Default or Event of Default has occurred and is continuing, the Borrowers may without the consent of the Lender, obtain a release of any Vehicle that is Collateral from the lien of the Security Agreement, including in connection with the sales or disposition of such Vehicles; provided that in connection with any such release, the Borrowers provide to the Lender (i) written prior written notice of such release, including an attached Borrowing Base Certificate with a calculation of the Borrowing Base for each affected Monthly Pool and attached Vehicle Schedule (pro forma as of the date of such release) not less than three (3) Business Days before the date of such release, and (ii) an officer’s certificate stating (A) no adverse selection was used in selecting the Vehicles to be released, (B) after giving effect to sale, no Borrowing Base Deficiency shall exist with respect to any Monthly Pool and detailing, if necessary, a deposit of cash into the Collection Sub-Account on such date representing a prepayment of principal in an amount necessary to cause no Borrowing Base Deficiency to exist, (C) no Accelerated Amortization Event, Default or Event of Default exists on the Facility, (D) no payment default has occurred and is continuing under the Aged Truck Facility Agreement and (E) no payment default has occurred and is continuing under the Hybrid Facility Agreement.

ARTICLE IV

SERVICING AND MAINTENANCE

Section 4.01.    Servicer/Manager; Monthly Settlement Report.

(a) UHI will act as Servicer/Manager hereunder to provide administration and collection services with respect to the Fleet Owner Cash Flows, and to provide management and maintenance services with respect to the Vehicles constituting Collateral in accordance with its standard policies and procedures. UHI shall continue to serve as Servicer/Manager hereunder and agrees to perform the duties and obligations of the Servicer/Manager contained herein and in the other Loan Documents until such time as a successor Servicer/Manager has accepted an appointment hereunder in accordance with the terms hereof. UHI hereby makes to the Lender, each representation and warranty made by it in its capacity as Servicer/Manager in each Loan Document, and each such representation and warranty is hereby incorporated herein by this reference.

(b) Not later than the second Business Day before the Payment Date of each month, the Servicer/Manager shall deliver to the Lender a Monthly Settlement Report (including a Borrowing Base Certificate for each Monthly Pool) relating to the preceding calendar month, which shall include Fleet Owner Cash Flow data from the second preceding calendar month.

Section 4.02.    Custody of Vehicle Files.

(a)    The Lender hereby revocably appoints UHI as Custodian of the Vehicle Files, and UHI hereby confirms its acceptance of such appointment, to act as the agent of the Lender as Custodian of the Vehicle Files. Upon any sale or disposition of a Vehicle, UHI shall deliver the related Certificate of Title to the Person purchasing or otherwise acquiring the related Vehicle.

(b)    On or before any Loan Date, UHI shall provide an officer’s certificate to the Lender confirming (i) the number of Vehicle Files received and shall confirm that it has received the Certificate of Title pertaining to each Vehicle and (ii) that UHI has received all the documents and instruments necessary for UHI to act as the agent of the Lender for the purposes set forth in this Section 4.02, including the documents referred to herein. The Lender is hereby authorized to rely on such officer’s certificate.

(c)    UHI shall perform its duties as Custodian of the Vehicle Files in accordance with its usual and customary practices. UHI, in its capacity as Custodian, shall (i) hold the Vehicle Files for the use and benefit of the Lender, and segregate such Vehicle Files from its other books, records and files and (ii) maintain accurate and complete accounts, records (either original execution documents or copies of such originally executed documents shall be sufficient) and computer systems pertaining to each Vehicle File. As Custodian of the Vehicle Files, UHI shall conduct, or cause to be conducted, periodic audits, which shall be performed not less frequently than UHI performs such audits of vehicles similarly situated with UHI, of the Vehicle Files held by it under this Agreement, and of the related accounts, records and computer systems, in such a manner as shall enable the Lender to identify all Vehicle Files and such related accounts, records and computer systems and to verify, if the Lender so elects, the accuracy of UHI’s record-keeping. UHI shall promptly report to the Lender any material failure on its part to hold the Vehicle Files and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.

(d)    UHI shall maintain, or cause to be maintained, in accordance with its usual and customary practices, a record of the location of the Vehicle Files relating to any Vehicle and the related accounts, records, and computer systems maintained by UHI or any third party under sub-contract with UHI (such record is hereinafter referred to as a "Records Location List"). UHI shall maintain, or cause to be maintained, a separate Records Location List for the Collateral. UHI may, with the consent of the Lender, which consent may be withheld for any reason in the sole discretion of the Lender, subcontract with third parties to perform the duties of Custodian of the Vehicle Files, in which case the name and address of the principal place of business of such third party, and the location of the offices of such third party where Vehicle Files are maintained, shall be specified on the applicable Records Location List. UHI shall make available, on five (5) Business Days’ written notice, to the Lender, or its duly authorized representatives, attorneys, or auditors, a copy of the Records Location List with respect to the Collateral. UHI shall, at its own expense, maintain at all times while acting as Custodian and keep in full force and effect (i) fidelity insurance, (ii) theft of documents insurance, (iii) fire insurance and (iv) forgery insurance. All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for similar insurance typically maintained by Persons that act as custodian in similar transactions.

(e)    UHI’s appointment as Custodian shall hereby continue in full force and effect until UHI, as Servicer/Manager, is terminated as custodian in writing by the Lender or until this Agreement shall be terminated.

(f)    As Custodian, UHI shall: (i) maintain continuous custody of the Vehicle Files in secure and fire resistant facilities; (ii) with respect to the Vehicle Files, (A) act exclusively as the Custodian for the benefit of the Lender for so long as this Agreement is outstanding, and (B) hold all Vehicle Files for the exclusive use (notwithstanding clauses (iii) and (iv) below) and for the benefit of the Lender; (iii) in the event that UHI is not the Custodian, to the extent UHI directs the Custodian in writing, deliver certain specified Vehicle Files to UHI to enable the Servicer/Manager to service the Vehicle Files pursuant to this Agreement; (iv) in the event that UHI is not the Custodian, upon one Business Day’s prior written notice, permit the Servicer/Manager and the Lender to examine the Vehicle Files in the possession, or under the control, of the Custodian; (v) hold the Vehicle Files held by it in accordance with this Agreement on behalf of the Lender, and maintain such accurate and complete accounts, records and computer systems pertaining to each Vehicle File as shall enable the Servicer/Manager to comply with this Agreement; (vi) in performing its duties as Servicer/Manager hereunder, act with reasonable care, using that degree of skill and attention that UHI exercises with respect to the files relating to all comparable Vehicles that UHI owns or services or holds for itself or others; (vii) (A) conduct, or cause to be conducted, periodic physical inspections of the Vehicle Files held by it under this Agreement and of the related accounts, records and computer systems, (B) maintain the Vehicle Files in such a manner as shall enable the Servicer/Manager and the Lender, to verify the accuracy of UHI’s and the Servicer/Manager’s record keeping, (C) promptly report to the Lender, any material failure on its part to hold the Vehicle Files and maintain its accounts, records and computer systems as herein provided and (D) promptly take appropriate action to remedy any such failure; (viii) maintain each Vehicle File at the address of UHI at 2727 N. Central Avenue, Phoenix, AZ 85004, or at such other location as shall be specified by the Lender, by thirty (30) days’ prior written notice; (ix) permit the Lender, or its respective duly authorized representatives, attorneys or auditors to inspect the Vehicle Files and the related accounts, records and computer systems maintained by UHI as such Persons may reasonably request; and (x) upon written request from the Lender, release as soon as practicable the Vehicle Files, or any or all documents in any Vehicle File, to the Lender, or any of its agents or designees, as the case may be, at such place or places as Lender may designate.

Section 4.03.    Maintenance. The Servicer/Manager shall maintain and preserve each Vehicle comprising Collateral in good working order and condition, ordinary wear and tear excepted, and comply at all times with the usual and customary maintenance and repair practices of UHI and its Affiliates for vehicles of similar type and use.

ARTICLE V

FEES, INTEREST, ACCOUNTS, PAYMENTS, ETC.

Section 5.01.    Fees and Expenses. The Borrowers shall pay to the Lender, the following fully-earned and non-refundable fees in immediately available funds as set forth herein and in accordance with the terms of this Agreement:

(a)    On the date hereof, a one-time facility structuring fee of $1,500,000;

(b)    On any date on which a prepayment of all or substantially all Outstanding Loans is made pursuant to Section 5.05, a prepayment fee in an amount equal to the product of (i) the Outstanding Loans on such date, and (ii) (A) on or before June 30, 2007, 2.00%, or (B) at any time after June 30, 2007, 1.00% (for the avoidance of doubt, no prepayment fee shall be owing due to the payment of Targeted Principal resulting from the loss of or damage to, a Vehicle in the ordinary course of Borrowers' business); and

(c)    On the date hereof and thereafter promptly upon receipt of an invoice therefor, all legal and due diligence expenses of the Lender incurred in connection with this Facility.

Section 5.02.    Interest on the Loans.

(a) Except as otherwise provided herein, each Loan shall bear interest on the outstanding principal amount thereof and on any due but unpaid interest, for each day from the date of the making of such Loan until the principal amount thereof and all interest thereon shall be paid in full. Interest on each Loan shall accrue during each related Interest Period at a rate per annum equal to the applicable Interest Rate for such Interest Period. The applicable Interest Rate for each Loan not repaid as of any Payment Date will be determined by the Lender and reset as of the first day of each successive Interest Period as determined in accordance with Section 5.02(e), and subject to Section 5.07.

(b) Except as otherwise provided herein, all accrued and unpaid interest on each Loan as of the end of each Interest Period shall be payable in arrears on the related Payment Date during the term of this Agreement in accordance with Section 5.04(a). All accrued and unpaid interest shall be due and payable upon the occurrence of an Event of Default.

(c) If, by the terms of this Agreement or the Note, the Borrowers at any time is required or obligated to pay interest at a rate in excess of the maximum rate permitted by applicable law, the Interest Rate shall be deemed to be immediately reduced to such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments made in reduction of the principal amount due hereunder and under the Note.

(d) All amounts of interest due hereunder shall be computed on the basis of the actual number of days elapsed in a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Adjusted LIBO Rate will be determined by the Lender and communicated to the Borrowers on each LIBOR Determination Date, and each such determination shall be conclusive absent manifest error.

Section 5.03.    Collections and Cash Flows.

(a) UHI shall have established and shall maintain the Collection Account and the Concentration Account. The Borrowers shall not change any Concentration Account or Collection Account, or open any new Concentration Account or Collection Account, into which any revenues related to the Collateral may be deposited without the prior written consent of the Lender; provided, that any such consent, with respect to any new or changed Concentration Account, shall not be unreasonably withheld by the Lender.

(b) The Servicer/Manager shall deposit or cause to be deposited all gross collections, receipts and proceeds on all Collateral into the Concentration Account. Not later than 3:00 p.m., New York City time on each Fleet Owner Cash Flow Determination Date, the Servicer/Manager shall deposit or cause to be deposited into the Collection Account in immediately available funds, an amount equal to Fleet Owner Cash Flows and Hedge payments for the immediately preceding month, plus any other amounts that otherwise are or shall be part of the Collateral (to the extent not already deposited in full pursuant to Section 5.03(d), below). So long as no Accelerated Amortization Event, Default, Event of Default or Collection Sub-Account Failure shall have then occurred and be continuing, the funds deposited in the Collection Account pursuant to this Section 5.03(b) shall be transferred on the same Business Day to the "Collection Account", as defined in the Aged Truck Facility Agreement. Neither the Servicer/Manager nor any Borrower shall instruct the Concentration Account Bank in a manner inconsistent with this Section 5.03(b) without the prior written consent of the Lender.

(c) UHI shall deposit into the Collection Sub-Account, (i) not later than each Deposit Date, the Collection Sub-Account Deposit for such month and (ii) not later than each Loan Date, the Collection Sub-Account Deposit for such Loan Date (or, in each case, an amount sufficient so that after such deposit, together with unrestricted funds already on deposit in the Collection Sub-Account, the total amount of unrestricted funds on deposit in the Collection Sub-Account would not be less than the Collection Sub-Account Deposit). The Lender shall be entitled, and is hereby authorized and directed by the Servicer/Manager and the Borrowers, to withdraw any amounts on deposit in the Collection Sub-Account on the next subsequent Payment Date and apply such amounts to the payment of principal, interest and other Obligations due on such Payment Date. So long as no Accelerated Amortization Event, Default, Event of Default, Collection Sub Account Failure or Borrowing Base Deficiency shall have then occurred and be continuing, any excess funds in the Collection Sub-Account after such Payment Date shall be transferred on the same Business Day to the "Collection Account", as defined in the Aged Truck Facility Agreement.
(d) Upon an Event of Default or a Collection Sub-Account Failure, not later than 3:00 p.m., New York City time on each Business Day, the Servicer/Manager shall deposit or cause to be deposited into the Collection Account from funds on deposit in the Concentration Account, an amount equal to the Daily Collection Account Deposit Amount. In addition, upon an Event of Default or a Collection Sub-Account Failure, the Lender may exercise its rights under the Collection Account Control Agreement, and thereafter, on any Payment Date (or at such times as the Lender may choose in its sole discretion) any amounts in the Collection Account and Collection Sub-Account shall be applied from the Collection Account in the following order:

(i)	first, to the payment of all interest, fees and expenses due and payable under this Agreement;
(ii)	second, to the payment of amounts owing to a counterparty pursuant to a Hedge;
(iii)	third, to the payment of Targeted Principal payable under this Agreement;
(iv)	fourth, to the payment in full of all other Obligations then due and payable under this Agreement;
(iv)	fifth, to the Collection Sub-Account to be held until the next Payment Date and applied in accordance with this Section 5.03; and
(v)	sixth, to the "Collection Account", as defined in Aged Truck Facility Agreement, if required.

Notwithstanding any provision herein to the contrary, so long as an Accelerated Amortization Event, a Default, Event of Default or Collection Sub-Account Failure shall have occurred and be continuing, no funds deposited in the Collection Account pursuant to Section 5.03(b) or this Section 5.03(d) shall be transferred to the "Collection Account", as defined in the Aged Truck Facility Agreement.

Section 5.04.    Payments to be Made.

(a) The Borrowers shall make each payment (including principal of or interest on any Loan or other amounts) or deposit hereunder and under any other Loan Document not later than 3:00 p.m., New York City time, on each Deposit Date or Payment Date, as applicable, in immediately available funds, without setoff, defense or counterclaim (i) in the case of interest, Targeted Principal, on the Deposit Date immediately preceding the Payment Date that relates to the Interest Period for which such amount is owing, and (ii) in each other case on the date on which such amount is due. Each such payment shall be made to the Lender at such place as may be designated from time to time by the Lender in writing to the Borrowers. If any deposit or payment hereunder or under the Loans becomes due and payable on a day other than a Business Day, such amount shall be due and payable on the next succeeding Business Day. If the date for any deposit, payment or prepayment hereunder is extended by operation of law or otherwise, interest with respect thereto shall be payable at the then-applicable Interest Rate during such extension.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

(c) If on any Deposit Date, all or any portion of the amounts required to be deposited in the Sub-Account pursuant to Section 5.03(b) are not deposited by or on behalf of the Borrowers by the time specified in the first sentence of Section 5.04(a), then the Lender shall immediately have the right to take control of the Collection Account in accordance with the Collection Account Control Agreement. Such remedy shall be in addition to and not exclusive of any other remedies provided for under this Agreement.

Section 5.05.    Optional Prepayments. The Borrowers may prepay the Loans on any Business Day, in whole or in part, subject to the requirements of this Section without penalty or premium (except as provided in Section 5.01(b)), on five days’ prior written notice to the Lender, provided that (i) the principal amount prepaid is at least $1,000,000 (unless otherwise agreed to in writing by the Lender) and (ii) the Borrowers pay to the Lender, on the date of prepayment, accrued unpaid interest on the amount so prepaid. The Borrowers may notify the Lender in writing that it has elected to terminate the Facility in connection with the prepayment in full of the Loans and all other outstanding Obligations. Upon such prepayment in full, together with payment in full the fee described in Section 5.01(b), and the termination of the Facility, the Lender’s interest in the Collateral shall be released in accordance with Section 3.02 and the Commitment of the Lender hereunder shall terminate.

Section 5.06.    [Reserved].

Section 5.07.    Illegality; Substituted Interest Rate, etc. Notwithstanding any other provision hereof, if (i) any Requirement of Law or any change therein or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain any Loans at the Interest Rate or (ii) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the LIBOR interbank market, adequate and reasonable means do not exist for ascertaining the Interest Rate, then (a) the obligation of the Lender to make or maintain Loans at the Interest Rate shall be suspended and the Lender shall promptly notify the Borrowers thereof (by telephone confirmed in writing) and (b) each Loan then outstanding, if any, shall, from and including the commencement of the next Interest Period or at such earlier date as may be required by law, until payment in full thereof, bear interest at the rate per annum equal to the greater of the Prime Rate or the Interest Rate in effect on the date immediately preceding the date any event described in clause (i) or (ii) occurred. If subsequent to such suspension of the obligation of the Lenders to make or maintain the Loans at the Interest Rate, the circumstances described in clause (i) or (ii) of the preceding sentence, as applicable, no longer exist, the Lender shall so notify the Borrowers, and the obligation of the Lender to do so shall be reinstated effective as of the date the circumstances described in clause (i) or (ii), as applicable, no longer exist.

Section 5.08.    Payments of Principal; Mandatory Prepayments.

(a) On each Payment Date, the Borrowers shall pay to the Lender, an amount equal to the Targeted Principal, if any, for such Payment Date.

(b) If any Monthly Settlement Report reports that a Borrowing Base Deficiency exists as of such date with respect to any Monthly Pool, then the Borrowers shall no later than the next Business Day following delivery of such Monthly Settlement Report pay to the Lender an amount equal to the Borrowing Base Deficiency for such Monthly Pool on such date. If an item of Collateral included in the Borrowing Base and for which a Loan was advanced fails at any time to be acceptable to the Lender under the definition of Eligible Vehicle Collateral, as reasonably determined by the Lender in its sole discretion, the Vehicle Facility Value of such Collateral as of such date of determination will be deemed to be zero.

(c) Upon discovery by any of the Loan Parties of a breach of any of the representations and warranties set forth in Section 6.14, the party discovering such breach shall give prompt written notice to the Borrowers and to the other parties. If such breach would, in and of itself, result in a Borrowing Base Deficiency with respect to any Monthly Pool, which Borrowing Base Deficiency is not cured by the next Business Day after the Borrowers discovers or receives notice of such breach, the Borrowers shall, unless such breach shall have been cured in all material respects, remit to the Lender an amount equal to the amount of such Borrowing Base Deficiency, in the manner set forth in Section 5.08. The foregoing obligation shall apply to all representations and warranties of the Borrowers contained in Section 6.14 whether or not the Borrowers have knowledge of the breach at the time of the breach or at the time the representations and warranties were made. The Lender shall not have any duty to conduct an affirmative investigation as to the occurrence of any breach of any representations and warranties of the Borrowers set forth in Section 6.14 that would require the Borrowers to remit any mandatory repayment pursuant to this Section.

Section 5.09.    Increased Costs.

(a)    If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or Loans made by the Lender; and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers shall, jointly and severally, pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers shall, jointly and severally, pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the basis therefor shall be delivered to the Borrowers by the Lender and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.10.    Taxes.

(a)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the Borrowers shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    The Borrowers shall, jointly and severally, indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment delivered to the Borrowers by the Lender, shall be conclusive absent manifest error.

(c)    As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d)    If the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers pursuant to this Section 5.10, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made by the Borrowers under this Section 5.10 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of the Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 5.10 shall require the Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(e)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 5.10 shall survive the termination of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Lender as of the Closing Date and on each Loan Date that:

Section 6.01.    Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 6.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or individual, as the case may be, powers. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 6.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing any material indebtedness or any other material indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Security Documents.

Section 6.04.    Financial Condition; No Material Adverse Change.

(a)    UHI has heretofore furnished to the Lender the consolidated balance sheet and statements of income, equity and cash flows of AMERCO as of and for the fiscal year ended March 31, 2005, and the consolidated balance sheet and statements of income, stockholders equity and cash flows of AMERCO as of and for the fiscal quarter ended June 30, 2005, each certified by a Financial Officer of UHI or AMERCO. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of AMERCO as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments. As of the date hereof, no Loan Party has any liabilities in excess of $25,000,000 except as disclosed on Schedule 6.04.

(b)    Since June 30, 2005, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of AMERCO, UHI or the Borrowers.

Section 6.05.    Properties; Liens and Licenses.

(a)    Each of the Loan Parties has good title to, or valid leasehold interests in, or licenses of or easements for all the real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and none of such property is subject to any Lien other than Permitted Encumbrances.

(b)    Each of the Loan Parties owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)    Each of the Loan Parties has all licenses and permits that are material to the business of such Loan Party. Each license or permit that is material to the business of the Loan Parties, is valid and in full force and effect, and each of the Loan Parties is in compliance in all material respects with the terms and conditions thereof.

Section 6.06.    Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

Section 6.07.    Compliance with Laws and Agreements. Each of the Loan Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 6.08.    Investment and Holding Company Status. None of the Loan Parties is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 6.09.    Taxes. Each of the Loan Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves or (b) the filing of local Tax returns and reports to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.10.    ERISA. Each Plan has been administered in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of AMERCO reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of AMERCO reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 6.11.    Disclosure. Each of the Loan Parties has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any of the Loan Parties is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, including any Monthly Settlement Report, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Loan Parties represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.12.    The Collateral. The Collateral is owned by the Person granting each security interest in such Collateral under any Security Document, free and clear of any Lien or other adverse claim except as contemplated under the Loan Documents. Each of the representations and warranties of the Loan Parties contained herein are true and correct. No agreements have been executed and delivered pursuant to which a Person pledges or grants, or purports to pledge or grant, any Lien, other than Permitted Encumbrances, on the Collateral to any Person other than the Lender.

With respect to the Borrowers, the Security Agreement is effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral and, upon the filing of the necessary financing statements in the offices specified in the Security Agreement, or the filing of liens on Vehicles in the offices specified in the Security Agreement, as applicable, the interest of the Lender in the Collateral will be perfected under Article 9 of the UCC or the applicable state motor vehicle law, as applicable, prior to and enforceable against all creditors of and purchasers from the Borrowers and all other Persons whatsoever (other than the Lender and its successors and assigns). On or prior to the date each Loan is made hereunder and each recomputation of the Borrowing Base, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Lender’s interests in the Collateral against all creditors of and purchasers from the Borrowers and all other Persons whatsoever will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

Section 6.13.    Liens on the Collateral. Effective immediately upon the Closing Date, and on each Loan Date, (a) no effective financing statement or other similar instrument covering any Collateral is on file in any recording office, and (b) no Lien covering any Vehicle constituting Collateral is noted on the Certificate of Title of such Vehicle or on file in any title recording office, in each case other than in favor of the Lender.

Section 6.14.    Eligible Vehicle Collateral. As of the date of each Borrowing Request, all Vehicles set forth in the Vehicle Schedule to be delivered with each Borrowing Request are Eligible Vehicle Collateral.

Section 6.15.    Insurance. Schedule 6.15 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the date of this Agreement including all policies covering the Collateral. As of the date of this Agreement, all premiums in respect of such insurance have been paid.

Section 6.16.    Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any of the Loan Parties, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the applicable Loan Party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

Section 6.17.    Security Documents. The representations and warranties in each Security Document are true and correct.

Section 6.18.    Margin Regulations. No proceeds of any Loan will be used, directly or indirectly, by the Loan Parties for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

ARTICLE VII

CONDITIONS

Section 7.01.    Effective Date. The obligations of the Lender to make the initial Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Lender shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    The Lender shall have received a favorable written opinion of counsel to the Loan Parties addressed to the Lender, dated the Effective Date and addressing such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Lender shall reasonably request, (in each case in form and substance reasonably satisfactory to the Lender) including, without limitation, opinions of counsel regarding general corporate matters, due authorization and execution, delivery, no conflict of laws or contracts and no material litigation with respect to each Loan Party. Additionally, Lender shall have received a favorable written opinion of outside counsel to the Loan Parties addressed to the Lender, dated the Effective Date and addressing matters as to enforceability under New York law as well as the creation, perfection and priority of security interests in the Collateral (in each case in form and substance reasonably satisfactory to the Lender).

(c)    The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to each Loan Party, the Loan Documents or the Transactions, all in form and substance satisfactory to the Lender and its counsel.

(d)    The Lender shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, President, a Vice President or a Financial Officer of each Loan Party, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 7.02 and that no Material Adverse Change has occurred which has not been disclosed to the Lender.

(e)    The Lender shall be satisfied that all fees and other amounts due and payable to them hereunder on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and expenses and all other expenses required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document, have been paid or will be paid on the Effective Date.

(f)    The Lender shall be reasonably satisfied with the corporate and legal structure and capitalization of each Loan Party, including the charter and by-laws of each Loan Party and each agreement or instrument evidencing material Indebtedness.

(g)    The Lender shall have received counterparts of the Guarantee Agreement signed on behalf of each Loan Party thereto.

(h)    The Lender shall have received (i) counterparts of the Security Documents (other than Certificates of Title) signed on behalf of the Loan Party that is a party thereto and (ii) evidence satisfactory to the Lender that all documents and instruments, including UCC financing statements and Certificates of Title with respect to all Vehicles constituting Collateral, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents, and to protect the ownership interests of the Borrowers in (and the Liens of the Security Documents on) all Collateral, have been so filed, registered or recorded.

(i)    The Lender shall have received (i) the results of a search of the UCC (or equivalent) filings made with respect to the Borrowers in the jurisdictions contemplated by the Security Agreement brought down from the date of similar searches performed in connection with the execution of the Aged Truck Facility Agreement and (ii) copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Lender that the Liens indicated by such financing statements (or similar documents) are either Permitted Encumbrances or have been released.

(j)    The Lender shall have received evidence satisfactory to it that the insurance required to be maintained by the Borrowers pursuant to Section 8.07 is in effect, and such insurance policies shall be in form, substance and insured amount satisfactory to the Lender.

(k)    The Lender shall have received an original Note, executed and delivered by the Borrowers.

(l)    The Lender (i) shall have been given access to the management, records, books of account, contracts and properties of the Loan Parties and shall have received such financial, business and other information regarding the Loan Parties as the Lender shall have reasonably requested and (ii) shall have completed their due diligence review of the Loan Parties and shall be reasonably satisfied with the results of such review.

(m)    The Borrowers shall have entered into one or more forward starting swaps to limit Borrowers’ interest rate exposure (each, a "Hedge") and shall have assigned the Borrowers' rights to receive payments under such Hedge to Lender. Each such Hedge shall have been entered into with a counterparty acceptable to Lender.

(n)    The First Amendment to the Aged Truck Facility Agreement shall have been duly authorized and executed by all parties thereto.

The Lender shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 3:00 p.m., New York City time, on November 18, 2005 (and, in the event such conditions are not so satisfied or waived, the Facility shall terminate at such time).

Section 7.02.    Each Loan. The obligation of the Lender to make a Loan is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Loan, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such Loan (or, in the case of any representation and warranty that expressly relates to an earlier date, on and as of such earlier date).

(b)    At the time of and immediately after giving effect to such Loan, no Accelerated Amortization Event, Default, Event of Default, Borrowing Base Deficiency or Collection Sub-Account Failure shall have occurred and be continuing.

(c)    The Aged Truck Facility Agreement is in full force and effect and each of the borrower thereunder and UHI shall be in compliance therewith in all material respects.

(d)    The Hybrid Facility Agreement is in full force and effect and each of the borrowers thereunder and UHI shall be in compliance therewith in all material respects.

(e)    No Material Adverse Change shall have occurred.

(f)    The Borrowers shall have delivered to the Lender (i) a Borrowing Request and a Borrowing Base Certificate, for each Monthly Period, calculated as of a date not more recent than two (2) Business Days prior to the date of the related Borrowing Request, in connection with such Loan showing no Borrowing Base Deficiency; (ii) a certificate of the type required by Section 4.02(b), if applicable and (iii) one or more Purchase Orders identifying the Vehicles in such Monthly Pool and such other information necessary to determine Vehicle Cost, each in a form satisfactory to Lender.

Each Loan shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d) and (e) of this Section 7.02.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, each of the Loan Parties covenants and agrees with the Lender that:

Section 8.01.    Financial Statements and Other Information. The Loan Parties shall furnish to the Lender:

(a)    within 90 days after the end of each fiscal year of AMERCO, the audited consolidated balance sheet of AMERCO (or, if any of the Loan Parties shall cease to be consolidated with AMERCO for financial accounting purposes, of each such Loan Party, as applicable) and its consolidated subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO Seidman, LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of AMERCO (or, if any of the Loan Parties shall cease to be consolidated with AMERCO for financial accounting purposes, of each such Loan Party, as applicable) and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of AMERCO, the consolidated balance sheet of AMERCO (or, if any of the Loan Parties shall cease to be consolidated with AMERCO for financial accounting purposes, of each such Loan Party, as applicable) and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of AMERCO (or, if any of the Loan Parties shall cease to be consolidated with AMERCO for financial accounting purposes, of each such Loan Party, as applicable) and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of AMERCO’s (or a Loan Party’s, as applicable) financial statements under clause (a) and (b) above, a certificate of a Financial Officer of each of the Loan Parties (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof that materially affects AMERCO’s (or a Loan Party’s, as applicable) consolidated financial statements accompanying such certificate (it being understood that any change that would affect compliance with any covenant set forth herein or the Applicable Rate shall be considered material) has occurred since the date of AMERCO’s (or a Loan Party’s, as applicable) audited financial statements referred to in Section 6.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by AMERCO or any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or financial information or other material information distributed by AMERCO or any Loan Party to its stockholders generally, as the case may be;

(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of AMERCO or any Loan Party, or compliance with the terms of any Loan Document, as the Lender may reasonably request; and

(g)    on a quarterly basis, a report of the name and location of all Persons that rent Vehicles on behalf of the Borrowers and their Affiliates in the ordinary course of business pursuant to a Dealership Contract, as of the date of such report.

Section 8.02.    Notices of Material Events.

(a)    Each Loan Party shall furnish to the Lender written notice of the following promptly upon obtaining knowledge thereof:

(i)    the occurrence of any Default or Accelerated Amortization Event;

(ii)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(iii)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)    Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of any of the Loan Parties setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03.    Information Regarding Collateral. Each of the Loan Parties shall furnish to the Lender prompt written notice of any change (i) in corporate name of the Borrowers or in any trade name used to identify any Loan Party in the conduct of its business or in the ownership of its properties, (ii) in the jurisdiction where any Loan Party is located for the purposes of the UCC, or any Vehicle constituting Collateral has been titled with the applicable state agency or department, or in which all UCC financing statements and other appropriate filings, recordings or registrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in such jurisdiction to the extent necessary to perfect the security interests under the Security Documents, (iii) in the identity or corporate structure of any Loan Party or (iv) in the Federal Taxpayer Identification Number of any Loan Party. No Loan Party shall effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

Section 8.04.    Existence; Conduct of Business. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

Section 8.05.    Payment of Obligations. Each Loan Party shall pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (iv) the failure to make payment pending the resolution of such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.06.    Maintenance of Properties and Fleet Owner Cash Flow. Each Loan Party shall keep and maintain all Collateral, and all other property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. U-Haul Leasing & Sales Co. shall (i) maintain the Fleet Owner Agreement in effect as a valid and existing obligation of itself and its marketing Affiliates, (ii) update the Fleet Owner Agreement from time to time as appropriate to reflect changes in the marketing Affiliates party to the various Dealership Contracts and Rental Company Contracts and (iii) not without the prior written consent of the Lender, amend or otherwise modify the Fleet Owner Agreement in a manner that would materially and adversely effect the amount of Fleet Owner Cash Flows payable to U-Haul Leasing & Sales Co. thereunder.

Section 8.07.    Insurance. The Loan Parties shall, at their own expense, maintain at all times and keep in full force and effect policies of insurance with respect to the properties of the Loan Parties constituting Collateral, including general and vicarious liability insurance (including bodily injury coverage) related to the Vehicles (updated from time to time to reflect any changes to the Vehicles constituting Collateral) in such amounts, against such risks and with such terms (including deductibles, limits of liability and loss payment provisions) as are required by applicable law and consistent with industry standards. All such insurance policies shall be in form, substance and insured amount satisfactory to the Lender, with standard coverage and subject to deductibles and with reputable insurance companies, as may be reasonably required by the Lender. If the Lender shall determine that a Material Adverse Change has occurred or if an Event of Default shall have occurred, then within five Business Days after delivery by the Lender to the Borrowers of a written request therefor, the Borrowers shall cause the Lender to be named as an additional insured under all such insurance policies.

Section 8.08.    Books and Records; Inspection Rights. Each Loan Party shall keep proper books of record and account in which full, true and correct entries are made of all Collateral and transactions contemplated by this Agreement. Each Loan Party shall permit any representatives designated by the Lender, at the Borrowers’ expense, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Any such inspection shall be subject to the confidentiality restrictions set forth in Section 12.12.

Section 8.09.    Compliance with Laws and Agreements. Each Loan Party shall comply with all laws, rules, regulations and orders of any Governmental Authority (including ERISA) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10.    Use of Proceeds. The proceeds of the Loans shall be used solely for to finance the purchase and assembly of Eligible Vehicle Collateral (including the manufacture of the van box of any Vehicle comprising Eligible Vehicle Collateral) occurring during the 60 days immediately preceding the date of such Loan.

Section 8.11.    Further Assurances. Each Loan Party shall, and shall cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, Certificates of Title and other documents), which may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Each Loan Party also agrees to provide to the Lender, upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 8.12.    Casualty.

(a)    Each Loan Party shall furnish to the Lender prompt notice of any casualty or other damage to any portion of the Collateral having a value in excess of $75,000 or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein by condemnation or similar proceeding.

(b)    If any event described in paragraph (a) of this Section results in Net Proceeds (whether in the form of insurance proceeds, or otherwise), the Lender is authorized to collect such Net Proceeds and, if received by a Loan Party, such Net Proceeds shall be deposited in the Collection Sub-Account. All such Net Proceeds retained by or paid over to the Lender shall be held by the Lender and released from time to time to pay the costs of repairing, restoring or replacing the affected property in accordance with the terms of this Agreement and the applicable provisions of the Security Documents, subject to the provisions of the Security Documents regarding application of such Net Proceeds during a Default or an Event of Default.

(c)    If any Net Proceeds retained by the Lender or deposited in the Collection Sub-Account as provided above continue to be held by the Lender on the date that any prepayment is due pursuant to Section 5.08 in respect of the event resulting in such Net Proceeds, then such Net Proceeds shall be applied to prepay Loans as provided in Section 5.08.

Section 8.13.    Interest Rate Protection. The Borrowers agree to consult from time to time with the Lender regarding the advisability of entering into swaps, caps or other interest rate hedging agreements to limit the Borrowers’ exposure to interest payable under this Agreement, the Aged Truck Facility Agreement and the Hybrid Facility Agreement to development a hedging strategy mutually agreeable to the Borrowers and the Lender.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of the Loan Parties covenants and agrees with the Lender that:

Section 9.01.    Change in Control. Neither AMERCO nor any Loan Party shall permit, consent to or acquiesce to any Change in Control without the prior written consent of Lender.

Section 9.02.    Use of Collateral.

(a)    Except as otherwise provided in clause (b) of this Section 9.02, no Loan Party shall permit any tangible asset constituting Collateral to be located (i) outside the United States or Canada, (ii) outside the possession of the Borrowers or its Affiliates, except, with respect to Vehicles, when (A) consigned to the possession of a third party dealer pursuant to a Dealership Contract rented to consumers in the ordinary course of Borrowers’ business or, (B) in transit to such locations, or (C) in transit to a third party purchaser who will become obligated on a receivable upon receipt, (iii) on any property not owned by the Borrowers, except, with respect to Vehicles, when rented in the ordinary course of Borrowers’ business.

(b)    This Section 9.02 shall not be construed to prohibit (i) the return of any asset constituting Collateral to the vendor thereof or to third parties for repairs, services, modifications or other similar purposes or (ii) the storage of any asset constituting Collateral in any warehouse or similar facility.

Section 9.03.    Negative Pledge. No Loan Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any Collateral, except for Permitted Encumbrances.

Section 9.04.    Limitations on Fundamental Changes. No Loan Party shall, directly or indirectly, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a)    any Subsidiary of a Loan Party may be merged or consolidated with or into such Loan Party (provided that such Loan Party shall be the continuing or surviving corporation); or

(b)    any merger, consolidation or amalgamation, or liquidation, winding up or dissolution that would not reasonably be expected (i) to materially and adversely affect the rights of the Lender hereunder, or (ii) to have a Material Adverse Effect.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01.    Events of Default. An "Event of Default" shall mean the occurrence and continuation of one or more of the following events or conditions:

(a)    the Borrowers, the Guarantor or the Servicer/Manager shall fail to pay or deposit any principal of or interest (including any Borrowing Base Deficiency pursuant to Article V, but not including any monthly Collection Sub-Account Deposit) on any Loan or any fee or any other amount payable under this Agreement, within one Business Day of when same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or the Borrowers or the Servicer/Manager shall fail to deposit to the Collection Account any Daily Collection Account Deposit Amount on the date and time such deposit is required to be made pursuant to Section 5.03(d);

(b)    any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect (or, in the case of any representation or warranty that is not qualified as to materiality, in any material respect) when made or deemed made;

(c)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrowers;

(d)    any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any material Indebtedness, when and as the same shall become due and payable (after giving effect to any period of grace expressly applicable thereto);

(e)    any event or condition occurs that results in any material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any period of grace expressly applicable thereto) the holder or holders of any material Indebtedness or any trustee or agent on its or their behalf to cause any material indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of AMERCO, UHI or any of the Borrowers, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AMERCO, UHI or the Borrowers, or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    None of AMERCO, UHI or any of the Borrowers shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AMERCO, UHI or any of the Borrowers or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)    AMERCO, UHI or any of the Borrowers shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)    one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(j)    any Lien on any material portion of the Collateral purported to be created under the Security Documents shall cease to be, or shall be asserted by UHI or the Borrowers not to be, a valid and perfected Lien on any Collateral, with the priority required by the Security Documents and that could individually or in the aggregate have a material adverse effect on the Collateral or the interests of the Lender under the Loan Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(k)    the Guarantee Agreement shall cease to be in full force and effect, or the Guarantor shall make an assertion to such effect in any judicial proceeding;

(l)    an "Event of Default" under the Aged Truck Facility Agreement;

(m)    an "Event of Default" under the Hybrid Facility Agreement; or

(n)    an ERISA Event that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Section 10.02.    Consequences of an Event of Default. If an Event of Default specified in Section 10.01 hereof shall occur and be continuing, then, and in every such event (other than an event with respect to the Borrowers described in clause (f) or (g) of Section 10.01), the Facility provided by this Agreement shall immediately terminate, and the Outstanding Loans, together with accrued and unpaid interest thereon, and all other Obligations, shall immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (g) or (h) of Section 10.01, the Facility provided by this Agreement shall automatically and immediately terminate, and the Outstanding Loans, together with accrued and unpaid interest thereon, and all other Obligations, shall immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Further, if an Event of Default specified in Section 10.01 hereof shall occur and be continuing, then, and in every such event the Lender shall have the right to collect, receive, appropriate or realize upon the Collateral or otherwise foreclose or enforce Lender’s security interests in any or all Collateral in any manner permitted by the Security Agreement. Additionally, if an Event of Default shall have occurred and be continuing, no monies on deposit in the Collection Account shall be released until the Principal Balance is paid in full. Further, if an Event of Default shall occur and be continuing, then, and in every such event the Lender shall have the right to draw upon the Guarantee. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing the Lender may pursue any remedies available to it in order to seek repayment of the Principal Balance in full.

ARTICLE XI

ACCELERATED AMORTIZATION

Section 11.01.    Consequences of Accelerated Amortization Event.

(a) Within a reasonable (at the discretion of the Lender) period of time following an Accelerated Amortization Event, the Borrowers may elect, upon prior written notice to the Lender, to pledge additional Eligible Vehicle Collateral under the Security Agreement and allocate such Eligible Vehicle Collateral to one or more Monthly Pools, without borrowing additional amounts hereunder, to satisfy the Fleet Owner Cash Flow Ratio requirement and avoid an Accelerated Amortization Event; provided, that if the Borrowers elect to pledge additional Eligible Vehicle Collateral in accordance with this Section 11.01(a), then from and after the date of such election, the Interest Rate on all Outstanding Loans shall be LIBOR plus 2.00% per annum for the remaining term of the Facility.

(b) Upon the occurrence of an Accelerated Amortization Event, (i) the Borrowing Base shall be reduced as provided herein; and (ii) the Lender may draw upon the Guarantee (if needed) to pay down the Outstanding Loans and avoid a Borrowing Base Deficiency.

ARTICLE XII

MISCELLANEOUS

Section 12.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to U-Haul Leasing & Sales Co., to it at 1325 Airmotive Way, Reno, NV 89502-3239, Attention: Rocky Wardrip (Facsimile No. (775) 688-6338);

(b)    if to UHI, in any capacity, or U-Haul Co. of Arizona, to such party at 2727 N. Central Avenue, Phoenix, AZ 85004, Attention: Jennifer Settles (Facsimile No. (602) 263-6173); and

(c)    if to the Lender, to it at 4 World Financial Center, 10th Floor, New York, NY 10080, Attention: Jeffrey Cohen (Facsimile No. (212) 449-9015).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. All payments hereunder shall be made in accordance with the wire instructions specified on Exhibit K hereto, or to such other payment address as may be specified in writing by the applicable payee party to the other parties hereto.

Section 12.02.    Waivers; Amendments.

(a)    No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties that are parties thereto with the consent of the Lender; provided that no such agreement shall (i) increase the Commitment of the Lender without the written consent of the Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest on such Loan, or reduce any fees payable hereunder, without the written consent of the Lender, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of the Lender, (iv) change any of the provisions of this Section without the written consent of the Lender, (v) release all or any substantial part of the Collateral from the Liens of the Security Documents (except as expressly provided herein or therein), without the written consent of the Lender, or (vi) release of UHI from its guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement) or limit or condition its obligations thereunder, without the written consent of the Lender.

Section 12.03.    Expenses; Indemnity; Damage Waiver.

(a)    The Borrowers shall pay (i) all costs and expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including expenses incurred in connection with its due diligence activities) and (ii) all costs and expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with (A) the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (B) in the case of the Lender, the administration of, and any amendments, modifications, waivers or supplements of or to the provisions of, any of the Loan Documents.

(b)    The Borrowers shall indemnify the Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)    To the extent permitted by applicable law, the Borrowers shall not assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)    All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

Section 12.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Lender may, without the consent of the Loan Parties, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to an Affiliate of MLCFC or its successors or assigns, or an assignment of the entire remaining amount of the Lender’s Commitment or entire remaining Loans, the amount of the Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered by the assigning Lender) shall not be less than $5,000,000 unless the Borrowers otherwise consent, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all of the assigning Lender’s rights and obligations in respect of (A) Loans, (B) Loans separately from (or without assigning) Commitments or (C) Commitments separately from (or without assigning) Loans, (iii) the parties to each assignment shall execute and deliver an Assignment and Acceptance, and (iv) the assignee, if it shall not be a Lender hereunder prior to such assignment, shall deliver to the Borrowers its notice and payment information. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.09, 5.10 and 12.03). Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)    The Lender may, without the consent of the Loan Parties, sell participations to one or more Persons (a "Participant") in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 5.09 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section provided that such Participant agrees to be subject to Sections 5.10(f) as though it was a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 5.15(c) as though it were a Lender.

(d)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 12.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 5.09, 5.10 and 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 12.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01(a), this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 12.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    UHI and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or its properties in the courts of any jurisdiction.

(c)    UHI and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each of the Servicer/Manager, the Guarantor and each Borrower hereby irrevocably agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 12.01 or at such other address of which the Lender shall have been notified pursuant thereto. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 12.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.12.    Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below) and not use the Information for any purpose not contemplated by this Agreement, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of UHI or the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than UHI or the Borrowers. For the purposes of this Section, "Information" means all information received from UHI or the Borrowers relating to UHI or the Borrowers or its business, other than any such information that is publicly available or available to the Lender on a nonconfidential basis prior to disclosure by UHI or the Borrowers, provided that such information is identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.13.    Joint and Several Liability of the Borrowers. Each Borrower acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Obligations shall be joint and several Obligations of each individual Borrower, and in furtherance of such joint and several Obligations, each Borrower hereby irrevocably and unconditionally guarantees the payment of all Obligations of each other Borrower. Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Lender for all representations, warranties, covenants, obligations and indemnities of the Borrowers hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Schedule 6.04

Liabilities (in Excess of $25,000,000)

1.  U-Haul International, Inc. is the guarantor of all obligations under that Amended and Restated Credit Agreement among Amerco Real Estate Company, Amerco Real Estate Company of Texas, Inc., Amerco Real Estate Company of Alabama, Inc., U-Haul Co. of Florida, U-Haul International, Inc. and Merrill Lynch Commercial Finance Corp., dated as of June 8, 2005 in the amount of $465 million.

2. U-Haul International, Inc. is the guarantor of certain obligations under the $240 million, in aggregate amount, of CMBS loans originated by Merrill Lynch Mortgage Lending, Inc. to affiliates of U-Haul International, Inc., dated June 8, 2005.

3. U-Haul International, Inc. is the guarantor of certain obligations under the $240 million, in aggregate amount, of CMBS loans originated by Morgan Stanley Mortgage Capital, Inc. to affiliates of U-Haul International, Inc., dated June 8, 2005.

4. U-Haul Leasing & Sales Co. is the lessee under a Master Equipment Lease, between AIG Commercial Equipment Finance, Inc., as lessor and U-Haul Leasing & Sales Co., dated March 29, 2005, in the amount of $42,818,676.35.

5. U-Haul Leasing & Sales Co. is the lessee under a Master Equipment Lease, between Banc of America Leasing & Capital, LLC, as lessor and U-Haul Leasing & Sales Co., dated December 19, 1997, in the amount of $54,696,396.62.

6. U-Haul Leasing & Sales Co. is the lessee under a Master Equipment Lease, between General Electric Capital Corporation, as lessor and U-Haul Leasing & Sales Co., dated October 22, 2004, in the amount of $90,950,539.06.

7. U-Haul Leasing & Sales Co. is the lessee under a Master Equipment Lease, between Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as lessor and U-Haul Leasing & Sales Co., dated April 30, 2004, in the amount of $40,875,369.22.

8. U-Haul Leasing & Sales Co., U-Haul Co. of Arizona and U-Haul International, Inc. are borrowers pursuant to a Credit Agreement between such parties, U-Haul International, Inc. as guarantor and Merrill Lynch Commercial Finance Corporation, as lender, dated as of June 28, 2005, in an amount up to $150,000,000.

9. U-Haul Leasing is lessee under a Master Equipment Lease, between Chase Equipment Leasing, Inc. as Lessor and U-Haul Leasing & Sales Co., dated June 17, 1999, in the amount of $38,764,463.17.

10. U-Haul Leasing is lessee under a Master Equipment Lease, between National City Leasing Corporation, as Lessor and U-Haul Leasing & Sales Co., dated December 15, 1999, in the amount of $30,638,189.26.

11. Obligations as Guarantor under that certain Promissory Note dated August 12, 2005 in the maximum amount of up to $50,000,000 (of which $20,000,000 has currently been drawn) made by AREC Holdings, LLC and UHIL Holdings, LLC in favor of Morgan Stanley Mortgage Capital, Inc.

1. Schedule 6.15
2.  Insurance Policies
AMERCO Insurance Program
Liability and Business Auto	Excess Insurance Policies Various A Rated Carriers Lead Excess Carrier AIG $15 Million XS SIR

Service Vehicles and Hawaii and Alaska Rental Fleet Republic Western Policy Minimum Financial Responsibility Limits	Rental Fleet Self-Insured Status Department of Transportation Arizona Minimum Financial Responsibility Limits	Self Insured Retention $5 Million

The insurance program for AMERCO includes D&O Insurance, Crime, Aviation Insurance.	Worker's Compensation AIG
The excess liability insurance program includes business auto. All carriers have drop down endorsements should the carrier below be unable to respond.	Property Insurance AIG $50 Million XS SIR
The self-insured status by Arizona DOT is for those trucks licensed in Arizona which are all trucks except for those in Hawaii and Alaska.
The property program provides for damage to U-Haul rental fleet while on Company owned locations. The limit is $5 million with a $500,000 deductible.	Property Insurance SIR $500,000
.

EXHIBIT A
[FORM OF ASSIGNMENT AND ACCEPTANCE]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of November 10, 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among U-HAUL LEASING & SALES CO., a Nevada corporation, U-HAUL INTERNATIONAL, INC., a Nevada corporation, and MERRILL LYNCH COMMERCIAL FINANCE CORP., as Lender. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.    The assignor named below (the "Assignor") sells and assigns, without recourse, to the assignee named below (the "Assignee"), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the percentages and amounts set forth on the reverse hereof of (a) the Commitments of the Assignor on the Effective Date and (b) the Loans owing to the Assignor that are outstanding on the Effective Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Effective Date (a) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (b) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (and in the event that this Assignment and Acceptance covers all or the remaining portion of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 5.09, 5.10 and 12.05 thereof, as well as to any fees accrued for its account and not yet paid).

2.    This Assignment and Acceptance is being delivered to the Assignor and the Borrowers, together with, if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 5.10 of the Credit Agreement, duly completed and executed by such Assignee.

3.    This Agreement and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

Date of Assignment:
Legal Name of Assignee:
Legal Name of Assignor:
Assignee’s Address for Notices
Effective Date of Assignment (may not be fewer than five Business Days after the Date of Assignment):

The terms set forth above are hereby agreed to:

[_____________________]
as Assignor,
By:
Name:
Title:

[_________________________]
as Assignee,
By:
Name:
Title:

EXHIBIT B

[FORM OF GUARANTEE AGREEMENT]

EXHIBIT C

FORM OF BORROWING REQUEST
_____________, 20__
Merrill Lynch Bank Commercial Finance Corp.
4 World Financial Center, 10th Floor
New York, New York 10080
Attention: [________]

Re:	$150,000,000 Credit Agreement

Ladies and Gentlemen:
The undersigned are Responsible Officers of U-Haul Leasing & Sales Co., U-Haul Co. of Arizona and U-Haul International, Inc. (collectively, the "Borrowers"), and are authorized to execute and deliver this Borrowing Request on behalf of the Borrowers pursuant to the Credit Agreement, dated as of November 10, 2005 (as amended, supplemented or modified from time to time, the "Agreement"), among the Borrowers, U-Haul International, Inc., as Servicer/Manager and Guarantor, and Merrill Lynch Commercial Finance Corp. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Agreement. The Borrowers hereby request that a Loan be made under the Agreement on __________, 20__ in the amount of $__________. In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrowers, as follows:

                                          (i)  Each of the representations and warranties contained in Article Six of the Agreement is true and correct in all respects on and as of the date hereof as though made as of the date hereof and on the date of the Loan requested hereby, immediately after giving effect to the such Loan.

(ii)  No Default, Event of Default or Accelerated Amortization Event has occurred and is occurring. No Default, Event of Default, Accelerated Amortization Event, Borrowing Base Deficiency or Collection Sub-Account Failure will exist as a result of making the requested Loan.

(iii)  Attached hereto as Schedule I is a copy of the Borrowing Base Certificate calculated as of ______, 20__, together with an accompanying Vehicle Schedule.

(iv)  Attached hereto as Schedule II is the confirmation of receipt of the Custodian required pursuant to Section 4.02(b) of the Agreement, if applicable.

(v)  Attached hereto as Schedule III is a calculation showing the Collection Sub-Account Deposit, if any, required in connection with the requested Loan.

(vi)  No Material Adverse Change has occurred since November 10, 2005.

The information supplied in the Schedules hereto is accurate as of the dates specified therein.

U-HAUL LEASING & SALES CO.

By: /s/ Rocky Wardrip
Name: Rocky Wardrip

Title: Assistant Treasurer

U-HAUL CO. OF ARIZONA

By: /s/ Gary B. Horton
Name: Gary B. Horton

Title: Treasurer

U-HAUL INTERNATIONAL, INC.

By: /s/ Rocky Wardrip
Name: Rocky Wardrip

Title: Assistant Treasurer

EXHIBIT D

[FORM OF BORROWING BASE CERTIFICATE]

Monthly Analysis
New Truck Term Loan Facility
Borrowing Base Analysis

Monthly Pool #1:	[Date of Funding]
End of Month	Number of Vehicles	Vehicle Cost	Advance Rate	Vehicle Facility Value
1			98.33%
2			96.67%
3			95.00%
4			93.33%
5			91.67%
6			90.00%
7			88.33%
8			86.67%
9			85.00%
10			83.33%
11			81.67%
12			80.00%
13			78.75%
14			77.50%
15			76.25%
16			75.00%
17			73.75%
18			72.50%
19			71.25%
20			70.00%
21			68.75%
22			67.50%
23			66.25%
24			65.00%
25			63.75%
26			62.50%
27			61.25%
28			60.00%
29			58.75%
30			57.50%
31			56.25%
32			55.00%
33			53.75%
34			52.50%
35			51.25%
36			50.00%
37			49.50%
38			49.00%
39			48.50%
40			48.00%

Monthly Pool #1:	[Date of Funding]
End of Month	Number of Vehicles	Vehicle Cost	Advance Rate	Vehicle Facility Value
41			47.50%
42			47.00%
43			46.50%
44			46.00%
45			45.50%
46			45.00%
47			44.50%
48			44.00%
49			43.58%
50			43.17%
51			42.75%
52			42.33%
53			41.92%
54			41.50%
55			41.08%
56			40.67%
57			40.25%
58			39.83%
59			39.42%
60			39.00%
61			38.67%
62			38.33%
63			38.00%
64			37.67%
65			37.33%
66			37.00%
67			36.67%
68			36.33%
69			36.00%
70			35.67%
71			35.33%
72			0.00%

EXHIBIT E

[FORM OF MONTHLY SETTLEMENT REPORT]

Monthly Analysis
New Truck Term Loan Facility
Fleet Owner Cash Flow

		Jan-06	Feb-06	Mar-06	Apr-06	May-06	Jun-06	Jul-06	Aug-06	Sep-06	Oct-06	Nov-06	Dec-06	12 Month Total
Fleet Owner Cash Flow
Commissionable Gross Revenue	A
Dealer & Marketing Co Commissions	B
Fleetowner Commission	C = A - B
Damage Waiver and Other Adjustments	D
No Number Fleetowner Commission	E
Adjusted Fleetowner Commission	F = C + D + E
Maintenance & Repair Expense	G
Licensing Expense	H
Liability Insurance Expense	I
Warranty Payments	J
Total Expenses	K = G + H + I + J

Fleetowner Cash Flow	L = F + K

	Monthly Pool #1	Monthly Pool #2	Monthly Pool #3	Monthly Pool #N
Payment Date in:	Vehicle Facility Value	Vehicle Facility Value	Vehicle Facility Value	Vehicle Facility Value	Borrowing Base
December 2005
January 2006
February 2006
March 2006
April 2006
May 2006
June 2006
July 2006
August 2006
September 2006
October 2006
November 2006
December 2006
January 2007
February 2007
March 2007
April 2007
May 2007
June 2007
July 2007
August 2007
September 2007
October 2007
November 2007
December 2007
January 2008
February 2008
March 2008
April 2008
May 2008
June 2008
July 2008
August 2008

	Monthly Pool #1	Monthly Pool #2	Monthly Pool #3	Monthly Pool #N
Payment Date in:	Vehicle Facility Value	Vehicle Facility Value	Vehicle Facility Value	Vehicle Facility Value	Borrowing Base
September 2008
October 2008
November 2008
December 2008
January 2009
February 2009
March 2009
April 2009
May 2009
June 2009
July 2009
August 2009
September 2009
October 2009
November 2009
December 2009
January 2010
February 2010
March 2010
April 2010
May 2010
June 2010
July 2010
August 2010
September 2010
October 2010
November 2010
December 2010
January 2011
February 2011
March 2011
April 2011
May 2011

	Monthly Pool #1	Monthly Pool #2	Monthly Pool #3	Monthly Pool #N
Payment Date in:	Vehicle Facility Value	Vehicle Facility Value	Vehicle Facility Value	Vehicle Facility Value	Borrowing Base
June 2011
July 2011
August 2011
September 2011
October 2011
November 2011
December 2011
January 2012
February 2012
March 2012
April 2012
May 2012
June 2012

Monthly Analysis New Truck Term Loan Facility Eligibility Criteria and Minimum Fleet Owner Cash Flow Test
	Amount	Test	Compliance
1) TTM Fleet Owner Cash Flow
2) Fleet Owner Cash Flow Ratio		Not to exceed 4.0x	YES
3) Commitment Amount	Up to $150,000,000
4) Borrowing Base
5) Current Outstanding Loans		Not to exceed Borrowing Base Not to exceed Commitment Amount	YES
6) EBITDA of AMERCO for the preceding 12 calendar months
7) Net income before preferred stock dividends of AMERCO for the preceding twelve calendar months

Payment Waterfall
Fees, Interest, Expenses	$
Targeted Principal	$
All Other Obligations	$
Total amount to be withdrawn from Collection Sub-Account	$
To Aged Truck Facility	$

EXHIBIT F
FORM OF NOTE

NOTE
$150,000,000.00
November 10, 2005

FOR VALUE RECEIVED, U-Haul Leasing & Sales Co., a Nevada corporation, U-Haul Co. of Arizona, an Arizona corporation an U-Haul International, Inc., a Nevada Corporation (collectively, the "Borrowers"), jointly and severally, hereby unconditionally promise to pay to Merrill Lynch Commercial Finance Corp., a Delaware corporation (the "Lender"), by wire transfer to the Collection Sub-Account or to such other location or account in the United States as the Lender shall specify to the Borrower from time to time, in Federal or other immediately available funds in lawful money of the United States the principal amount of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower pursuant to the Agreement (as defined herein) in installments in such amounts and on such dates as are determined pursuant to the Agreement.

The Borrowers, jointly and severally, promise to pay interest on the unpaid principal amount of all Loans made by the Lender hereunder and under the Agreement from time to time from the date each such Loan is made until payment in full thereof, in like money at the rates and on the dates set forth in the Agreement.

To the extent not due prior to such time, the entire unpaid principal balance of this Note, together with accrued unpaid interest, shall be due and payable upon the occurrence of an Event of Default.

The Lender shall (i) record on its books the date and amount of each Loan made by the Lender to the Borrower hereunder and (ii) prior to any transfer of this Note (or, at the discretion of the Lender, at any other time), endorse such information on the schedule attached hereto or any continuation thereof. The failure of the Lender to make any such recordation shall not affect the obligations of the Borrowers under this Note or the Agreement.

This Note may be assigned or participated only in accordance with Section 12.04(b) of the Agreement. Any purported assignment or participation of this Note in violation of such Section shall be null and void ab initio.

This Note is the Note referred to in and is entitled to the benefits and subject to the terms of, the Credit Agreement, dated as of November 10, 2005 (as amended, supplemented or modified from time to time, the "Agreement"), among the Borrowers, U-Haul International, Inc., as Servicer/Manager and Guarantor, and the Lender. The Agreement contains, among other things, provisions for acceleration of the maturity hereof upon the occurrence of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

Except as otherwise specified in the Agreement, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

U-HAUL LEASING & SALES CO.,

as a Borrower

By: /s/ Rocky Wardrip
       Name: Rocky Wardrip

Title: Assistant Treasurer

U-HAUL CO. OF ARIZONA,

as a Borrower

By: /s/ Gary B. Horton
Name: Gary B. Horton

Title: Treasurer

U-HAUL INTERNATIONAL, INC.

as a Borrower

By:  /s/ Rocky Wardrip
Name: Rocky Wardrip

Title: Assistant Treasurer

SCHEDULE TO NOTE

Date of Loan	Amount of Loan	Date of Payment/ Prepayment	Amount of Payment/Prepayment	Initialed by

EXHIBIT G

POOL AMORTIZATION SCHEDULE

Pool Amortization Schedule
(End of) Funding Month	Advance Rate (% of Vehicle Cost)
1	98.33%
2	96.67%
3	95.00%
4	93.33%
5	91.67%
6	90.00%
7	88.33%
8	86.67%
9	85.00%
10	83.33%
11	81.67%
12	80.00%
13	78.75%
14	77.50%
15	76.25%
16	75.00%
17	73.75%
18	72.50%
19	71.25%
20	70.00%
21	68.75%
22	67.50%
23	66.25%
24	65.00%
25	63.75%
26	62.50%
27	61.25%
28	60.00%
29	58.75%
30	57.50%
31	56.25%
32	55.00%
33	53.75%
34	52.50%
35	51.25%
36	50.00%
37	49.50%
38	49.00%
39	48.50%

Pool Amortization Schedule
(End of) Funding Month	Advance Rate (% of Vehicle Cost)
40	48.00%
41	47.50%
42	47.00%
43	46.50%
44	46.00%
45	45.50%
46	45.00%
47	44.50%
48	44.00%
49	43.58%
50	43.17%
51	42.75%
52	42.33%
53	41.92%
54	41.50%
55	41.08%
56	40.67%
57	40.25%
58	39.83%
59	39.42%
60	39.00%
61	38.67%
62	38.33%
63	38.00%
64	37.67%
65	37.33%
66	37.00%
67	36.67%
68	36.33%
69	36.00%
70	35.67%
71	35.33%
72	0.00%

EXHIBIT H

[Reserved]

EXHIBIT I

[FORM OF DEALERSHIP CONTRACT]

EXHIBIT J

[FORM OF RENTAL COMPANY CONTRACT]

EXHIBIT K

WIRE INSTRUCTIONS

To Lender:

Account No.  A/C 62030
Bank:  MLBUSA
Address: 4 World Financial Center
New York, New York 10080
ABA No.: 124-084-669
Reference: 020-000-1133 CFCGABF
Re:  CoPer Id#: 63931

To Borrowers:

JP Morgan Chase
Phoenix, AZ
ABA# 1221 0002 4
For benefit of: U-Haul
Account # 424903

ANNEX I

ELIGIBLE VEHICLE COLLATERAL

As of any date of determination, a Vehicle constitutes Eligible Vehicle Collateral if such Vehicle meets all of the requirements set forth below:

(i) such Vehicle is a new motor vehicle comprising part of Borrowers’ "U-Move" fleet;

(ii) such Vehicle is in good working condition and the Servicer/Manager has performed all maintenance on such Collateral in accordance with industry standards;

(iii) such Vehicle had not been acquired by Borrowers more than 60 days prior to the date on which such Vehicle is first added to a Monthly Pool hereunder;

(iv) the Vehicle Cost for each Vehicle does not exceed $39,000 for each new GMC C5500 regular cab and chassis 2 wheel drive model JH truck and $26,500 for each new Ford E-45 cutaway 2 wheel drive model EL8 truck;

(v) such Vehicle is, when not rented by a consumer in the ordinary course of Borrowers’ business, located at U-Move rental locations in the United States;

(vi) the Lender has a legal, valid and enforceable security interest in such Vehicle and the interest of the Lender in the Collateral is perfected under the applicable state motor vehicle law, prior to and enforceable against all creditors of and purchasers from the Borrowers and all other Persons whatsoever (other than the Lender and its successors and assigns); and

(vi) the Certificate of Title for such Vehicle has been amended or reissued to note the Lien of "MERRILL LYNCH COMMERCIAL FINANCE CORP." in the manner prescribed in the applicable jurisdiction, (B) if necessary to perfect in any jurisdiction, the lien of the Lender shall be identified on a notice of lien or other filing made in the appropriate state motor vehicle filing office, and (C) all applicable fees in connection with the activities described in the foregoing clauses (A) and (B) shall be paid in full; provided, that notwithstanding clause (A), with respect to those jurisdictions that have a twenty-five (25) character limitation when noting the names of lien holders, such Certificates of Title shall note a Lien in favor of "MERRILL LYNCH COM FIN CRP" or such other formulation acceptable to the Lender; and

(vii) such Vehicle conforms to any additional specifications as agreed to by Borrowers and Lender.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Agreement to which this Annex I is attached.